Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Benefits Administrative Committee
Total Petrochemicals & Refining USA, Inc. Capital Accumulation Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-8626) on Form S-8 of TOTAL S.A. (filed by Petrofina) of our report dated June 27, 2014 with respect to the statements of net assets available for benefits of Total Petrochemicals & Refining USA, Inc. Capital Accumulation Plan, as of December 31, 2013 and 2012, the related statements of changes in net assets available for benefits for the years then ended, the supplemental schedule H, line 4a — schedule of delinquent participant contributions for the year ended December 31, 2013 and schedule H, line 4i — schedule of assets (held at end of year) as of December 31, 2013, which report appears in the December 31, 2013 Annual Report on Form 11-K of Total Petrochemicals & Refining USA, Inc. Capital Accumulation Plan.

/s/ KPMG LLP

Houston, Texas
June 27, 2014